March 2022 Fixed Income Investor Presentation (WSBC financials for the three months ended December 31, 2021) Issuer Free Writing Prospectus Dated March 18, 2022 Filed Pursuant to Rule 433 Registration No. 333-239181

In addition to the results of operations presented in accordance with Generally Accepted Accounting Principles (GAAP), Wesbanco's management uses, and this presentation contains or references, certain non-GAAP financial measures, such as pre-tax pre-provision income, tangible common equity/tangible assets; net income excluding after-tax restructuring and merger-related expenses; efficiency ratio; return on average assets; and return on average tangible equity. Wesbanco believes these financial measures provide information useful to investors in understanding our operational performance and business and performance trends which facilitate comparisons with the performance of others in the financial services industry. Although Wesbanco believes that these non-GAAP financial measures enhance investors' understanding of Wesbanco's business and performance, these non-GAAP financial measures should not be considered an alternative to GAAP. The non-GAAP financial measures contained therein should be read in conjunction with the audited financial statements and analysis as presented in the Annual Report on Form 10-K as well as the unaudited financial statements and analyses as presented in the Quarterly Reports on Forms 10-Q for WesBanco and its subsidiaries, as well as other filings that the company has made with the SEC. Forward-looking statements in this report relating to the plans, strategies, objectives, expectations, intentions and adequacy of resources of Wesbanco, Inc. (“Wesbanco”), are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The information contained in this report should be read in conjunction with Wesbanco’s Form 10-K for the year ended December 31, 2021 and other documents subsequently filed by Wesbanco with the Securities and Exchange Commission (“SEC”), which are available at the SEC’s website, www.sec.gov or at Wesbanco’s website, www.wesbanco.com. Investors are cautioned that forward-looking statements, which are not historical fact, involve risks and uncertainties, including those detailed in Wesbanco’s most recent Annual Report on Form 10-K filed with the SEC under “Risk Factors” in Part I, Item 1A. Such statements are subject to important factors that could cause actual results to differ materially from those contemplated by such statements, including, without limitation, the effects of changing regional and national economic conditions including the effects of the COVID-19 pandemic; changes in interest rates, spreads on earning assets and interest-bearing liabilities, and associated interest rate sensitivity; sources of liquidity available to Wesbanco and its related subsidiary operations; potential future credit losses and the credit risk of commercial, real estate, and consumer loan customers and their borrowing activities; actions of the Federal Reserve Board, the Federal Deposit Insurance Corporation, the SEC, the Financial Institution Regulatory Authority, the Municipal Securities Rulemaking Board, the Securities Investors Protection Corporation, and other regulatory bodies; potential legislative and federal and state regulatory actions and reform, including, without limitation, the impact of the implementation of the Dodd-Frank Act; adverse decisions of federal and state courts; fraud, scams and schemes of third parties; cyber-security breaches; competitive conditions in the financial services industry; rapidly changing technology affecting financial services; marketability of debt instruments and corresponding impact on fair value adjustments; and/or other external developments materially impacting WesBanco’s operational and financial performance. WesBanco does not assume any duty to update forward-looking statements. Forward-Looking Statements and Non-GAAP Financial Measures

No Offer or Solicitation This presentation is not an offer to sell, nor is it a solicitation of an offer to buy, any securities of Wesbanco. Neither the SEC nor any other regulatory body has approved or disapproved of the securities of Wesbanco or passed upon the accuracy or adequacy of this presentation. Any representation to the contrary is a criminal offense. There will be no offer, sale or solicitation of securities by Wesbanco in any jurisdiction in which such an offer, sale, or solicitation would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. Any offer to sell or solicitation of an offer to purchase securities of Wesbanco will be made only pursuant to a valid prospectus and prospectus supplement filed with the SEC. Except as otherwise indicated, this presentation speaks as to the date hereof. The delivery of this presentation shall not, under any circumstances, create any implication that there has been no change in the affairs of Wesbanco after the date hereof. About Wesbanco, Inc. Founded in 1870, Wesbanco, Inc. (www.wesbanco.com) is a diversified and balanced financial services company that delivers large bank capabilities with a community bank feel. Our distinct long-term growth strategies are built upon unique sustainable advantages permitting us to span six states with meaningful market share. Built upon our ‘Better Banking Pledge’, our customer-centric service culture is focused on growing long-term relationships by pledging to serve all personal and business customer needs efficiently and effectively. Furthermore, our strong financial performance and employee focus has earned us recognition by Forbes as both one of America’s Best Banks and Best Midsize Employers – the only midsize bank making the top ten of both rankings. In addition to a full range of online and mobile banking options and a full-suite of commercial products and services, Wesbanco provides trust, wealth management, securities brokerage, and private banking services through our century-old Trust and Investment Services department, with approximately $5.6 billion of assets under management (as of December 31, 2021). Wesbanco's banking subsidiary, Wesbanco Bank, Inc., operates 205 financial centers in the states of Indiana, Kentucky, Maryland, Ohio, Pennsylvania, and West Virginia. Additionally, Wesbanco operates an insurance agency, Wesbanco Insurance Services, Inc., and a full service broker/dealer, Wesbanco Securities, Inc. Additional Information

Preliminary Term Sheet Issuer (Ticker) Security Offered Expected Security Rating (1) Offering Type Call Type Coupon Type Use of Proceeds Lead Book-running Manager Wesbanco, Inc. (NASDAQ: WSBC) Fixed-to-Floating Rate Subordinated Notes Due 2032 BBB by Kroll Bond Rating Agency SEC registered Non-call 5-years; par call thereafter (2027) Fixed-to-floating rate General corporate purposes which may include, but are not limited to: repayment of outstanding indebtedness, funding the cash consideration of future acquisitions, repurchases of outstanding equity securities, potential capital expenditures and providing capital to support Wesbanco Bank Keefe, Bruyette & Woods, A Stifel Company Active Book-running Manager RBC Capital Markets, LLC Maturity 10-years (2032) Co-Manager D.A. Davidson & Co. (1)A rating is not a recommendation to buy, sell or hold securities. Ratings may be subject to revision or withdrawal at any time by the assigning rating organization. Each rating agency has its own methodology for assigning ratings and, accordingly, each rating should be evaluated independently of any other rating.

Today’s Presenters Todd F. Clossin - President and Chief Executive Officer Joined WSBC in November of 2013 as EVP & COO; Named President & CEO in April 2014 38 years of experience in banking Previously held senior management positions at Fifth Third Bank, including EVP & Chief Administrative Officer Mr. Clossin is a graduate of the Darden School of Business Advanced Commercial Lending program, Weatherhead School of Business Executive Leadership program, Center for Creative Leadership’s Leadership at the Peak program, Stanford University’s Strategy and Organization program, and the Wharton School of Business Executive Leadership Program Daniel K. Weiss, Jr. – Executive Vice President and Chief Financial Officer Joined WSBC in 2008; Named EVP & Chief Financial Officer in January 2022 Previous financial management roles at WSBC have included serving as SVP & Controller from March 2017 through January 2021 and Chief Accounting Officer from January 2021 through January 2022 Previously was in the audit practice at Deloitte with experience in the financial services, manufacturing healthcare and retail industries 17 years of experience in financial services and a Certified Public Accountant

Strategies for Long-Term Success

Long-Term Growth Strategies Focus on Delivering Positive Operating Leverage Strong Legacy of Credit Quality, Risk Management, and Compliance Diversified Loan Portfolio with C&I and Home Lending Focus Long History of Strong Wealth Management Capabilities Digital Banking Service Strategies & Core Deposit Advantage Franchise-Enhancing Expansion within Contiguous Markets

Diversified Loan Portfolio Focus on strategic diversification, growth, and credit quality Balance disciplined loan origination with prudent lending standards Focus on C&I and home equity lending Key offerings include treasury management, foreign exchange, cyber security, and lockbox services Strong residential mortgage program $9.7 Billion Loan Portfolio Note: Loan and deposit data as of quarter ending 12/31/2021. Average loans to average deposits ratio of 72.61% provides opportunity for continued loan growth Low cost of deposits provides a competitive advantage in the typical higher cost Mid-Atlantic market Manageable lending exposures De-emphasized consumer and several CRE categories in recent years

Private Banking $1.0B in private banking loans and deposits 3,650+ relationships Legacy market private wealth management growth opportunities Strong Wealth Management Capabilities Note: Assets, loans, deposits, and clients as of 12/31/2021; chart financials as of 12/31 unless otherwise stated. Private Banking Loans and Deposits (as of 12/31) ($MM) Trust & Investments $5.6B of trust and mutual fund assets under management 6,500+ relationships Legacy market private wealth management growth opportunities Expansion opportunities in the Mid-Atlantic market WesMark Funds – six proprietary funds across equities, bonds, and tactical assets Securities Brokerage Securities investment sales Licensed banker program Investment advisory services Regional player/coach program Expand external business development opportunities Expansion opportunities in KY, IN, and Mid-Atlantic CAGR 33% Insurance Personal, commercial, title, health, and life Expand title business in all markets Digital insurance agency for both personal and commercial property & casualty Third-party administrator (TPA) services for small business healthcare plans Trust Assets (Market Value as of 12/31) ($B) CAGR 4.8% $985 9/30 9/30

Digital Platforms Drive Engagement & Efficiency


Cloud Based and Open Architecture
Data Management and Analytics
Customer Centricity
Continuous Integration and Delivery
Unified Payments Infrastructure
100% Digital and Omni-Channel

- Digital banking utilization
  - ~70% of retail customers utilize online digital banking services
  - ~4.1 million web and mobile logins per month
    - Mobile ~50% of total, with an average of 19 monthly logins per customer
  - Mobile wallet & mobile deposits increased ~60% & ~15% YoY, respectively
  - Zelle® payment service utilization up ~75% YoY (service added Aug-2021)
- Digital acquisition
  - ~50% of residential mortgage applications submitted via online portal
  - ~120 deposit accounts opened per month
  - WesBanco Insurance Services launched white-label insurance capabilities with a web-based term-life insurance platform, and a fully-integrated digital property & casualty insurance for consumers and small businesses
- Core banking software system upgrade completed August 2, 2021
  - Omni-channel presence – real-time account activity across all channels
  - Improved customer service through reduced manual activities
  - More efficient processing cost structure
- Cloud-based architecture utilization
  - Early adoption to leverage modernized data and application platforms, combined with significant expense and performance benefits
  - Actively harnessing advanced artificial intelligence (AI) and robotic process automation (RPA) technologies to automate business processes

Note: Digital statistics as of 4Q2021 year-to-date ("YTD") except Zelle® which is 4Q2021; online residential mortgage applications and deposit account opening capabilities launched July 2019; WesBanco Insurance Services online term-life and P&C insurance capabilities launched November 2020 and January 2021, respectively.

9

Benefits of Core Deposit Funding Advantage Robust legacy deposit base provides funding advantage in the Mid-Atlantic market Reflecting the significantly lower interest rate environment, aggressively reduced deposit rates since March 2020 During the last five years: Total deposits (excluding CDs) have grown organically at a 11% CAGR Total demand deposits have grown organically at a 13% CAGR to represent ~59% of total deposits Note: Text reflects period-end data and pie charts reflect quarterly averages; peer bank group includes all U.S. banks with total assets of $10B to $25B (as of most recent period) from S&P Capital IQ (as of 2/23/2022) and represent simple averages. Avg Deposits as of 12/31/2021 Funding Cost Interest-Bearing = 0.13% Total Deposits = 0.08% [Peer Average Total Deposit Cost = 0.13%] Avg Deposits as of 12/31/2020 Funding Cost Interest-Bearing = 0.23% Total Deposits = 0.16% [Peer Average Total Deposit Cost = 0.26%] Avg Deposits as of 12/31/2016 Funding Cost Interest-Bearing = 0.32% Total Deposits = 0.24% [Peer Average Total Deposit Cost = 0.30%] Total DD 48% Total DD 55% Total DD 59%

Evolving Regional Financial Services Institution Strong market presence across legacy and major metropolitan markets Balanced loan and deposit distribution across diverse regional footprint Diversified revenue generation engines supported by unique long-term advantages Well-executed long-term growth strategies Note: Loan and deposit data as of 12/31/2021 (loans exclude Small Business Administration’s Paycheck Protection Program (“SBA PPP”) loans); location data as of 2/1/2022; market share based on 2021 state deposit rankings (except Pittsburgh which is MSA) (exclusions: Pittsburgh MSA – BNY Mellon, TriState Capital) (source: S&P Capital IQ). Broad and Balanced Market Distribution Strong Market Presence in Major Markets Wheeling Pittsburgh Columbus Dayton Cincinnati Louisville Frankfort Lexington Fort Knox Huntington Charleston Morgantown Washington D.C. Baltimore Lexington Park Indianapolis #12 in MD #15 in OH #11 in KY #3 in WV #10 Pgh MSA Not obviously in 10k

Franchise Expansion Targeted acquisitions in existing markets and new higher-growth metro areas Long-term focus on appropriate capital management to enhance shareholder value Strong capital and liquidity, along with strong regulatory compliance processes, provides ability to execute transactions quickly Diligent efforts to maintain a community bank-oriented, value-based approach to our markets History of successful acquisitions that have improved earnings Contiguous Markets Radius Franchise-Enhancing Acquisitions OLBK: announced Jul-19; closed Nov-19 FFKT: announced Apr-18; closed Aug-18 FTSB: announced Nov-17; closed Apr-18 YCB: announced May-16; closed Sep-16 ESB: announced Oct-14; closed Feb-15 FSBI: announced Jul-12; closed Nov-12 AmTrust: announced Jan-09; closed Mar-09 OAKF: announced Jul-07; closed Nov-07 Note: AmTrust was an acquisition of five branches. YCB FFKT FTSB OAKF ESB & FSBI OLBK AmTrust branches

Focus on Enhancing Shareholder Value Disciplined growth, balanced by a fundamental focus on expense management and supported by franchise-enhancing acquisitions, in order to deliver positive operating leverage and enhance shareholder value Note: Financial data as of 12/31; current data as of 12/31/2021; balance sheet data as of period ends; Efficiency Ratio presented on a fully taxable-equivalent (FTE) and year-to-date basis; please see the reconciliations in the appendix. YCB Merger (Sep-16) ESB Merger (Feb-15) Fidelity Merger (Nov-12) $10B Asset Threshold Preparations Begun Lending & Revenue Diversification Strategy Begun Assets up 216% Efficiency Ratio down 259bp FTSB Merger (Apr-18) FFKT Merger (Aug-18) OLBK Merger (Nov-19) “Durbin Amendment” Impact Begun (Jul-19) Start of Pandemic & Fed Funds Rate Cut to 0.0-0.25% (Mar-20)

Recent Successes and Accolades WesBanco Bank was named one of America’s Best Midsize Employers by Forbes, based on employee feedback and recommendations – the only midsize bank in the top ten for both financial performance and employer of choice WesBanco Bank was again named one of the ten Best Banks in America by Forbes – coming in as the 10th best bank, as well as the third year in a row in the top 12 For the second consecutive year, named to Newsweek magazine's ranking of America's Best Banks, recognizing those banks that best serve their customers needs, as well as being named the Best Big Bank in the state of West Virginia Based 100% on customer satisfaction and consumer feedback, WesBanco Bank was named, for the third year in a row, one of the World’s Best Banks in an independent ranking by a leading financial magazine WesBanco Bank Community Development Corporation received a 2021 Community Commitment Award from the American Bankers Association Foundation for the strong performance and outreach of its New Markets Loan Program WesBanco Bank received the America Saves Designation of Savings Excellence for Banks, a designation from America Saves Bauer Financial again awarded WesBanco their highest rating as a “five-star” bank The Central Ohio market of WesBanco Bank was awarded a “Top Workplaces” honor by Columbus C.E.O. magazine for the sixth consecutive year The FDIC awarded WesBanco Bank it’s 7th consecutive composite “Outstanding” rating for its most recent CRA performance

Financial Overview

Q4 2021 Financial and Operational Highlights Note: Financial and operational highlights during the quarter ended December 31, 2021. (1) Non-GAAP measure – please see reconciliation in appendix. Solid pre-tax, pre-provision income and net income (excluding restructuring & merger-related expenses) Continued emphasis on expense management Trust assets reached a record $5.6 billion from both market appreciation and organic growth Residential mortgage originations during the year increased 7% year-over-year to a record $1.4 billion, reflecting strong organic growth Key credit quality metrics remained at low levels and favorable to peer bank averages Strong deposit growth, excluding certificates of deposit, driven by growth in demand deposits WesBanco remains well-capitalized with solid liquidity and a strong balance sheet Continued to return capital to shareholders through the repurchase of ~1.6 million shares of WesBanco common stock during the quarter, and ~5.2 million for all of 2021 Pre-Tax, Pre-Provision Income(1) $52.7 million Net Income Available to Common Shareholders and Diluted EPS(1) $51.8 million; $0.82/diluted share YTD Efficiency Ratio(1) 58.22% Deposit Growth (x-CDs) +13.5% YoY Non-Performing Assets to Total Assets 0.23% YTD Annualized Net Loan Charge-offs to Average Loans 0.02% Quarterly not years

Q4 2021 Total Portfolio Loans ($MM)



$10,789
($564)
($1,626)
$1,206
($72)
$9,733
Comm'l Avg Payoff Yield 3.83%
Comm'l Avg New Yield 3.20%
Total Loan Growth = (9.8%)
Total Loan Growth (x-PPP) = (4.9%)
12/31/20
SBA PPP
Comm'l Payoffs
Comm'l New Originations
All Other Net Advances / (Paydowns)
12/31/21



$9,913
($109)
($454)
$328
$56
$9,733
Comm'l Avg Payoff Yield 3.81%
Comm'l Avg New Yield 3.28%
Total Loan Growth = (1.8%)
(non-annualized)
Total Loan Growth = (0.7%)
(x-PPP) (non-annualized)
09/30/21
SBA PPP
Comm'l Payoffs
Comm'l New Originations
All Other Net Advances / (Paydowns)
12/31/21

- Loan growth for Q4 2021 reflects the continuation of both SBA PPP loan forgiveness and elevated commercial real estate payoffs
- ~1,950 SBA PPP loans remaining total ~$163 million (as of 12/31/2021)
  - During Q4 2021, ~1,240 customers received forgiveness of SBA PPP loans totaling $109 million (net of deferred fees)
- Q4 2021 commercial real estate payoffs were $160 million
  - While these payoffs were down ~$100 million sequentially, they remained above our historical level of ~$85 million per quarter
  - This higher run-rate negatively impacted total loan growth by approximately one percentage point (non-annualized)
- C&I loans (x-SBA PPP) continue to be influenced by excess customer liquidity and supply chain and labor constraints

Note: Commercial loan average payoff and new yields exclude loans funded through the Small Business Administration's Paycheck Protection Program ("SBA PPP"), as established by the CARES Act.

17

Q4 2021 Net Interest Margin (NIM) NIM negatively impacted by the lower interest rate environment, and a shift to a higher level of securities as a percentage of total assets As a result of higher cash balances, 12/31/2021 investment securities increased $1.3 billion year-over-year, to represent ~24% of total assets Reflecting the continued low interest rate environment, focused on controlling our various funding costs Reduced deposit funding costs 10bp year-over-year to 13bp for Q4 2021, or just 8bp when including non-interest bearing deposits When including continued reductions in FHLB and other borrowings, the costs of total interest-bearing liabilities decreased 25bp year-over-year to 20bp FHLB borrowings reduced to $0.2 billion, with approximately 70% maturing during 2022 Note: Commercial loan portfolio index mix excludes SBA PPP loans. Quarterly not years

Q4 2021 Non-Interest Income Trust fees increased primarily from net organic growth in trust assets under management ($5.6 billion) Service charges on deposits were higher due to increased general consumer spending, resulting in higher eligible account fees Mortgage banking income decreased due to holding more residential mortgages on the balance sheet Mortgage originations of $383 million remained strong during Q4 2021, with the amount retained increasing to approximately 70% Other income decreased year-over-year due to lower loan swap-related income driven by a negative fair market value adjustment as compared to last year, and the sale of the debit card sponsorship business earlier this year Note: OREO = other real estate owned. Quarterly not years

Q4 2021 Non-Interest Expense Salaries and wages increased due to higher employee commissions and lower loan contra-costs Base salary expenses decreased $1.7 million and bonus and stock compensation expense decreased $0.6 million, year-over-year Equipment and software increased due primarily to the movement of online banking costs from other operating expenses Marketing is higher from product advertising and brand awareness campaigns that were delayed from 2020 due to the pandemic Other operating expenses decreased due to the aforementioned move of online banking costs, as well as a reduction in ACH and ATM processing charges related to a change in providers, in conjunction with our core banking software system conversion Quarterly not years

Comparable Operating Metrics Disciplined execution upon growth strategies providing strong performance compared to all U.S. banks with total assets from $10B to 25B (note: 2020 comparability impacted by timing of the adoption of CECL accounting standard and economic assumptions used by each bank) Note: Financial data as of 12/31 YTD; current data as of 12/31/2021 YTD; Current Expected Credit Losses (“CECL”) accounting standard adopted January 1, 2020 by WSBC; peer bank group includes all U.S. banks with total assets of $10B to $25B (as of each period) from S&P Capital IQ (as of 2/23/2022) and represent simple averages (ROATE & ROAA are S&P calculations; Efficiency & NIM are company-reported); Efficiency & NIM presented on a fully taxable-equivalent (FTE) and annualized basis; please see the reconciliations in the appendix. Efficiency Ratio Return on Average Assets Return on Average Tangible Equity Net Interest Margin

Non-Performing Assets as % of Total Assets Net Charge-Offs as % of Average Loans (YTD annualized) Allowance for Credit Losses as % of Total Loans Criticized & Classified Loans as % of Total Loans Favorable asset quality measures compared to all U.S. banks with total assets from $10B to 25B (note: 2020 ACL comparability impacted by timing of the adoption of CECL accounting standard and economic assumptions used by each bank) Solid Legacy of Credit Quality Note: financial data as of quarter ending 12/31; current year data as of 12/31/2021; Current Expected Credit Losses (“CECL”) accounting standard adopted January 1, 2020 by WSBC; peer bank group includes all U.S. banks with total assets of $10B to $25B (as of each period) from S&P Capital IQ (as of 2/23/2022) and represent simple averages [note: due to lack of 9/30/2021 data, the 9/30/2021 peer average for Criticized & Classified Loans is based on 9/30/2021 and 6/30/2021 data, as appropriate]. [note: peer 2021 represents 9/30 due to insufficient 12/31 data within S&P Capital IQ for a meaningful average]

Strong Risk Management and Capital Position

12/31/21 Capital Ratios



10.0%
9.9%
9.1%
12.8%
12.7%
12.2%
14.1%
14.0%
12.7%
15.9%
17.2%
14.6%
Leverage Ratio
CET1 Ratio
Tier 1 Ratio
Total Capital Ratio
12/31/2021
Pro Forma 12/31/21 (2)
Peer Median

- Mature ERM program addressing key risks in all business lines and functional areas
- Strong and scalable BSA/AML function
- Seven consecutive "outstanding" CRA ratings since 2003
- Strong regulatory capital and tangible common equity (TCE) levels

Outstanding Trust Preferred[1]

	Principal Balance ($000s)	Rate	Callable
Wesbanco Capital Trust II	$13,000	3ML + 315bps	Yes
Wesbanco Capital Trust III	$17,000	3ML + 310bps	Yes
Wesbanco Capital Trust IV	$20,000	3ML + 265bps	Yes
Wesbanco Capital Trust V	$20,000	3ML + 265bps	Yes
Community Bank Shares Statutory Trust I	$6,772	3ML + 265bps	Yes
Oak Hill Capital Trust 2	$5,000	3ML + 240bps	Yes
Oak Hill Capital Trust 3	$8,000	3ML + 230bps	Yes
Wesbanco Capital Trust VI	$15,000	3ML + 177bps	Yes
Community Bank Shares Statutory Trust II	$9,536	3ML + 170bps	Yes
Oak Hill Capital Trust 4	$5,000	3ML + 160bps	Yes
First Federal Statutory Trust II	$9,519	3ML + 160bps	Yes

Note: Peer bank group includes all U.S. banks with total assets of $10B to $25B (as of most recent period) from S&P Capital IQ (as of 2/23/2022) and represent medians.
(1) All trust preferred securities currently included in Tier 2 Capital on a consolidated basis.
(2) Pro forma assumes $150 million Tier 2 subordinated debt issuance.

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Returning Value to Shareholders

- Focus on appropriate capital allocation to provide financial flexibility while continuing to enhance shareholder value through earnings growth and effective capital management

- Capital management strategy: dividends, share repurchases, acquisitions
  - Q4 2021 dividend yield 3.7%, compared to 2.6% for bank group
  - Purchased approximately 1.6 million shares of WesBanco common stock on the open market during Q4 2021, and approximately 5.2 million during 2021
    - ~1.4 million shares remained for repurchase (as of 12/31/2021) (1)

Quarterly Dividend per Share ($)



$0.33
+136%
$0.14
4Q2010
4Q2021

Tangible Book Value per Share ($)



$22.61
+87%
$12.09
4Q2010
4Q2021

Note: Dividend through November 2021 declaration announcement; WSBC dividend payout ratio based on earnings per share excluding merger-related costs and including impact from adoption of the Current Expected Credit Losses ("CECL") accounting standard; WSBC dividend yield based upon 2/23/2022 closing stock price of $35.52; peer bank group includes all U.S. banks with total assets of $10B to $25B (as of most recent period) from S&P Capital IQ (as of 2/23/2022) and represent simple averages.
(1) Under the existing share repurchase authorization that was approved on August 26, 2021 by WesBanco's Board of Directors.

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Summary

Investment Rationale Balanced loan and deposit distribution across footprint Diversified earnings streams built for long-term success, led by century-old, $5.6B trust and wealth management business Strong presence in economically diverse, major markets supported by positive demographic trends Robust legacy deposit base provides pricing advantage Balanced and Diversified with Unique Long-Term Advantages Distinct and Well-Executed Long-Term Growth Strategies Legacy of Credit Quality, Risk Management, and Shareholder Focus Emphasis on digital capabilities and customer service to ensure relationship value that meets customer needs efficiently and effectively Established lending and wealth management teams Focus on positive operating leverage built upon a culture of expense management, enhanced by consolidated back-office functions in lower cost markets Well-capitalized with solid liquidity and strong credit quality and regulatory compliance Seven consecutive “outstanding” CRA ratings since 2003 Critical, long-term focus on shareholder return through earnings growth and effective capital management Note: trust assets under management as of 12/31/2021.

Appendix

Executive Management Michal L. Perkins Senior Executive Vice President Chief Risk & Administrative Officer Mr. Perkins has served in enterprise risk management responsibilities since 2001 Previously, Mr. Perkins was Senior Vice President and Chief Auditor of the Corporation Mr. Perkins has 32 years of experience in banking, working in the financial services industry as a public accountant prior to joining the Corporation in 1995. Mr. Perkins is a licensed Certified Public Accountant Anthony F. Pietranton Senior Executive Vice President Human Resources Mr. Pietranton joined the Corporation on October 16, 2013 and serves as Senior Executive Vice President, Human Resources of the Corporation and the Bank Mr. Pietranton has over 33 years of experience in human resource management and most recently served as Vice President, Human Resources at Tri State Capital Bank in Pittsburgh, Pennsylvania from 2008 to 2013, and was Vice President, Human Resources at Three Rivers Aluminum Company (TRACO) in Cranberry, Pennsylvania from 2005 to 2008 He was also formerly with Invesmart, Inc. and Federated Investors, Inc. both in Pittsburgh Jayson M. Zatta Senior Executive Vice President Chief Banking Officer Mr. Zatta has served as Senior Executive Vice President—Chief Banking Officer since February of 2020 Mr. Zatta has previously served as Executive Vice President—Chief Banking Officer from April of 2017, Executive Vice President—Chief Lending Officer from March 2015 and Executive Vice President of Commercial Banking, overseeing the commercial lending function for all markets, since joining the Corporation in 2008 Prior to joining the Corporation, Mr. Zatta was employed by Huntington Bank as President of the Ohio Valley Region and was formerly Executive Vice President and Senior Credit Officer at Sky Bank. He has over 34 years of experience in lending and leadership capacities Ivan L. Burdine Executive Vice President Chief Credit Officer Mr. Burdine joined the Corporation in 2013 and has served as Executive Vice President—Chief Credit Officer since July of 2015 He previously served as Senior Vice President—Senior Credit Officer Mr. Burdine has over 39 years of experience and previously held various credit and executive positions with JP Morgan Chase Bank, NA and its predecessor banks in Columbus and Cleveland, Ohio Jonathan D. Dargusch Executive Vice President Wealth Management Mr. Dargusch joined the Corporation in March 2011 having been previously employed by JPMorgan Chase Bank in Columbus, Ohio He has been in the financial services industry for 37 years, with over 19 years as a wealth management executive Mr. Dargusch holds FINRA Series 7, 24 and 66 licenses for Ohio and West Virginia Stephen J. Lawrence Executive Vice President Chief Internal Auditor Mr. Lawrence has served as Executive Vice President & Chief Internal Auditor since May of 2016. Prior to that, he served as Senior Vice President while continuing as Chief Internal Auditor since 2001 Since joining the Corporation in 1994 through the acquisition of First Fidelity Bancorp, Inc., he also served as Audit Manager and Regional Bank Operations Manager Mr. Lawrence has more than 39 years of experience in the banking industry and is a Certified Bank Auditor Brent E. Richmond Executive Vice President Treasury & Strategic Planning After joining the Corporation through the acquisition of American Bancorporation, Mr. Richmond served as Executive Vice President—Operations from March 2002 until December 2003 Previously, Mr. Richmond was the President and Chief Operating Officer of American Bancorporation until its merger with the Corporation on March 1, 2002 as well as Chief Executive Officer of Wheeling National Bank

Current Rating Profile Note: A rating is not a recommendation to buy, sell or hold securities. Ratings may be subject to revision or withdrawal at any time by the assigning rating organization. Each rating agency has its own methodology for assigning ratings and, accordingly, each rating should be evaluated independently of any other rating. Source: KBRA – “Wesbanco, Inc. Surveillance Report” published August 25, 2021. Kroll Bond Rating Agency – Current Ratings Summary Wesbanco, Inc. Outlook: Positive Senior Unsecured Debt BBB+ Subordinated Debt BBB Preferred Stock BBB- Short-Term Debt K2 Wesbanco Bank, Inc. Outlook: Positive Deposit A- Senior Unsecured Debt A- Subordinated Debt BBB+ Short-Term Deposit K2 Short-Term Debt K2

Interest Coverage Source: S&P Global Market Intelligence and Company documents. Assumes a $150mm subordinated debt raise at 3.875% coupon.

Q4 2021 Key Metrics Note: PTPP = pre-tax, pre-provision. Non-GAAP measure – please see reconciliation in appendix. Excludes restructuring and merger-related expenses. Q3 2021 non-interest expense includes $2.6 million of pre-tax settlement costs with respect to the pending resolution of a lawsuit, excluding these costs Q3 2021 efficiency ratio would have been 58.77%. Quarterly metrics not in 10K

The decrease in the allowance was primarily driven by improvements in the COVID-19 pandemic related adjustments These improvements resulted in a negative provision for credit losses of $13.6 million Allowance coverage ratio of 1.25%, or, excluding SBA PPP loans, 1.27% Excludes fair market value adjustments on previously acquired loans representing 0.27% of total portfolio loans Q4 2021 Current Expected Credit Loss (CECL) Note: ACL at 12/31/2021 excludes off-balance sheet credit exposures of $7.8 million. Economic Factors Portfolio Changes / Other Pandemic Qualitative Factors Changes to macroeconomic variables Includes changes in both quantitative and qualitative economic factors Changes in prepayment speeds Changes in portfolio mix Changes in credit quality Aging of existing portfolio ($000s) Qualitative adjustments for COVID-19 pandemic, regional macroeconomic factors, and hospitality industry classification loans Quarterly metrics not in 10K

Reconciliation: Efficiency Ratio Note: “efficiency ratio” is non-interest expense excluding restructuring and merger-related expense divided by total income; FTE represents fully taxable equivalent; Old Line Bancshares merger closed November 2019; Farmers Capital Bank Corporation merger closed August 2018; First Sentry Bancshares merger closed April 2018; Your Community Bankshares merger closed September 2016; ESB Financial merger closed February 2015; Fidelity Bancorp merger closed November 2012; AmTrust 5 branch acquisition closed March 2009.

Reconciliation: Pre-Tax, Pre-Provision Income (PTPP) and Ratios

Reconciliation: Net Income, EPS & Tangible Book Value per Share Note: Current Expected Credit Losses (“CECL”) accounting standard adopted January 1, 2020 by WSBC.

Note: Current Expected Credit Losses (“CECL”) accounting standard adopted January 1, 2020 by WSBC; Old Line Bancshares merger closed November 2019; Farmers Capital Bank Corporation merger closed August 2018; First Sentry Bancshares merger closed April 2018. Reconciliation: Return on Average Assets

(1) Amortization of intangibles tax effected at 21% for 2018 forward, and 35% for all prior periods. Note: Current Expected Credit Losses (“CECL”) accounting standard adopted January 1, 2020 by WSBC; Old Line Bancshares merger closed November 2019; Farmers Capital Bank Corporation merger closed August 2018; First Sentry Bancshares merger closed April 2018; Your Community Bankshares merger closed September 2016. Reconciliation: Return on Average Tangible Equity